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Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Cymer, Inc.:

        We consent to incorporation by reference in the registration statements (No. 333-16559, No. 333-67491, No. 333-48242, No. 333-69736, and No. 333-58554) on Form S-8 and in the registration statement (No. 333-39101) on Form S-3 of Cymer, Inc. of our report dated February 2, 2002, except as to Note 16, which is as of March 25, 2002, relating to the consolidated balance sheets of Cymer, Inc. and subsidiaries as of December 31, 2000 and 2001, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2001, which report appears in the December 31, 2001 Annual Report on Form 10-K of Cymer, Inc.

                      /s/ KPMG LLP

San Diego, California
March 25, 2002

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INDEPENDENT AUDITORS' CONSENT